Exhibit 99.1

Investor Relations Contact:
Rajeev Lalwani, 321-727-9383
rajeev.lalwani@l3harris.com

Media Relations Contact:
Jim Burke, 321-727-9131
jim.burke@l3harris.com

L3Harris Reports Strong First Quarter 2021 Results
•Revenue
◦$4.6 billion, down 1.3% versus prior year, up 1.8% on an organic1 basis
◦Funded book-to-bill2 of 1.10
•Margins and earnings
◦Net income margin of 10.2%; adjusted earnings before interest and taxes (EBIT) margin3 of 18.9%
◦GAAP earnings per share from continuing operations (EPS) of $2.25, up 127%
◦Non-GAAP EPS3 of $3.18, up 14%
•Cash flow and capital deployment
◦Operating cash flow of $661 million; adjusted free cash flow (FCF)3 of $630 million
◦Returned $909 million to shareholders through $700 million in share repurchases and $209 million in dividends
•Raised 2021 non-GAAP EPS guidance to $12.70 - $13.00
___________________________________________________________________________________________
MELBOURNE, Fla., April 30, 2021 — L3Harris Technologies, Inc. (NYSE: LHX) reported first quarter 2021 revenue of $4.6 billion, down 1.3% versus prior year, and up 1.8% on an organic1 basis. GAAP net income was $466 million, up 140% versus prior year. Adjusted EBIT3 was $862 million, up 6.7% versus prior year, and adjusted EBIT margin3 expanded 140 basis points (bps) to 18.9%. GAAP EPS was $2.25, up 127%, and non-GAAP EPS3 was $3.18, up 14% versus prior year.
“Our first quarter results demonstrate continued strong execution by the L3Harris team in spite of the pandemic, which provides us confidence in delivering on our increased guidance for the year,” said William M. Brown, Chair and Chief Executive Officer. "Our ability to perform exceptionally, along with the differentiated capabilities highlighted at our Investor Briefing, position us to continue creating value for all stakeholders over the long term."

Summary Financial Results

	First Quarter

($ millions, except per share data)	2021	2020	Change

(GAAP comparison)
Revenue	$4,567	$4,626	(1.3%)
Net income	$466	$194	140%
Net income margin	10.2%	4.2%	600 bps
EPS	$2.25	$0.99	127%

(Non-GAAP comparison)[3]
Revenue	$4,567	$4,626	(1.3%)
Adjusted EBIT	$862	$808	6.7%
Adjusted EBIT margin	18.9%	17.5%	140 bps
EPS	$3.18	$2.80	14%

Organic revenue[1]	$4,567	$4,485	1.8%

First quarter revenue decreased 1.3% versus prior year primarily due to divestitures and COVID-related impacts within the commercial businesses. Organic revenue increased 1.8% for the quarter as 4.8% growth in U.S. and international government businesses, excluding commercial aviation and Public Safety, more than offset the anticipated COVID-related decline. At the segment level, revenue growth was driven by Integrated Mission Systems, Space and Airborne Systems and Communication Systems, partially offset by a decline in Aviation Systems primarily due to COVID-related impacts. Funded book-to-bill2 was 1.10 for the quarter.
First quarter net income margin expanded 600 bps and adjusted EBIT margin expanded 140 bps to 18.9% versus prior year. GAAP EPS increased 127% versus prior year driven by a reduction in charges for impairment of goodwill and other assets, operational excellence, integration benefits and a lower share count, partially offset by COVID and divestiture-related impacts. Non-GAAP EPS increased 14% versus prior year driven by operational excellence, integration benefits and a lower share count, net of COVID and divestiture-related impacts.

Segment Results

Integrated Mission Systems

	First Quarter

($ millions)	2021	2020	Change

Revenue	$1,451	$1,370	5.9%
Operating income	$240	$201	19%
Operating margin	16.5%	14.7%	180 bps

Organic revenue[1]	$1,451	$1,370	5.9%

First quarter revenue increased 5.9% from growth in Maritime, driven by a ramp on manned platforms, and in ISR from a newly awarded NATO program, with moderate growth in Electro Optical. First quarter operating income increased 19% to $240 million, and operating margin expanded 180 bps to 16.5% versus prior year, driven by cost management, integration benefits and operational excellence.
Segment funded book-to-bill was 1.32 for the quarter.
ISR award activity continued with over $380 million in orders for advanced capabilities across incumbent platforms, including the Rivet Joint reconnaissance, National Command Authority and classified aircraft, further strengthening the company's position as a partner of choice with the U.S. Air Force. L3Harris also expanded its international presence with over $450 million in orders, including a contract to deliver a series of missionized Gulfstream G550 aircraft to a NATO customer, with significant follow-on opportunity.
In Maritime, the company received a six-year, multi-award IDIQ contract for up to $827 million to provide engineering services across a range of platforms for the U.S. Navy in support of the Hull, Mechanical and Electrical Systems modernization program. L3Harris also was awarded multiple contracts totaling over $60 million to provide imaging systems on submarines for customers in the Asia Pacific and Middle East regions, strengthening its position as a leading provider of maritime solutions.
In Electro Optical, domestic and international demand was strong and included a $127 million award to provide mission-critical avionics on the Vulcan Centaur rocket for U.S. Space Force launches. The company also reinforced its international position with $85 million in orders for WESCAM airborne sensor systems from customers primarily in Europe and Northern Africa, as well as over $120 million in orders for in-service support of fighter and surveillance aircraft, extending L3Harris' long-standing incumbency with the Canadian Department of National Defence.

Space and Airborne Systems

	First Quarter

($ millions)	2021	2020	Change

Revenue	$1,236	$1,192	3.7%
Operating income	$240	$221	8.6%
Operating margin	19.4%	18.5%	90 bps

Organic revenue[1]	$1,236	$1,187	4.1%

First quarter revenue increased 3.7% versus prior year and 4.1% on an organic basis, primarily due to a ramp on missile defense and other responsive programs in Space and the F-35 platform in Mission Avionics, as well as classified growth in Intel and Cyber. This growth was partially offset by program timing in Electronic Warfare. First quarter operating income increased 8.6% to $240 million, and operating margin expanded 90 bps to 19.4% versus prior year, driven by cost management, operational excellence and higher pension income.
Segment funded book-to-bill was 1.15 for the quarter.
In Space, the company received several key awards across its responsive and ground franchises, with multi-billion-dollar follow-on opportunities, including:
•$122 million award from the U.S. Missile Defense Agency to develop a satellite for the Hypersonic and Ballistic Tracking Space Sensor (HBTSS) program
•More than $100 million in awards from the U.S. Space and Missile Systems Center for modernization of space domain awareness infrastructure under the Maintenance Of Space Situational Awareness Integrated Capabilities (MOSSAIC) program, increasing inception-to-date awards to $340 million against a ten-year, $1.2 billion total opportunity
•$40 million award from the U.S. National Oceanic and Atmospheric Administration (NOAA) to develop a space weather command and control system, an extension of the Geostationary Operational Environmental Satellite (GOES) - R ground system
Within Mission Avionics and Electronic Warfare, L3Harris recorded approximately $350 million in orders on long-term platforms (F-35, F/A-18 and F-16), including a contract to develop the next-generation electronic warfare system on international F-16 aircraft, leveraging software-defined and open systems architecture, with over $1 billion in future production opportunities. The orders also included a $72 million contract from the U.S. Navy to supply the next production lot of the Integrated Defensive Electronic Countermeasures (IDECM) jammer system for the F/A-18 aircraft, increasing the inception-to-date awards to more than $2.1 billion.
In Intel & Cyber, the company received a $113 million sole-source, follow-on award to provide continued end-to-end mission solutions for a classified customer, sustaining its ground-based adjacency franchise.

Communication Systems

	First Quarter

($ millions)	2021	2020	Change

Revenue	$1,112	$1,094	1.6%
Operating income	$281	$250	12%
Operating margin	25.3%	22.9%	240 bps

Organic revenue[1]	$1,112	$1,081	2.9%

First quarter revenue increased 1.6% versus prior year and 2.9% on an organic basis driven by growth in Tactical Communications, primarily from the continued ramp in U.S. DoD modernization, which also benefited Integrated Vision Solutions and Global Communications Solutions. This growth was partially offset by anticipated lower demand within Public Safety due to COVID-related impacts and lower volume on legacy unmanned platforms in Broadband Communications. First quarter operating income increased 12% to $281 million, and operating margin expanded 240 bps to 25.3% versus prior year from operational excellence, cost management and integration benefits.
Segment funded book-to-bill was 0.92 for the quarter.
Tactical Communications received several key orders that strengthen its domestic and international leadership, including:
•$72 million follow-on production order under the U.S. Special Operations Command's (SOCOM) $255 million Next Generation Tactical Communications (NGTC) multi-channel manpack IDIQ contract
•$42 million in orders from the U.S. Air Force for multi-channel Falcon IV® handheld and man portable tactical radio equipment
•$36 million order from the U.S. Marine Corps for advanced two-channel Falcon IV® manpack radios
•$68 million in orders to provide Falcon III® products in support of force modernization to Germany and a country in Central Asia
In Integrated Vision Solutions, the company received multiple orders totaling $65 million to deliver advanced night vision and aiming devices to a country in the Middle East, bringing total in-country orders recorded to-date to $220 million.
Key awards in Broadband Communications included a $57 million award for ROVER® 6S transceivers for the U.S. Army, supporting situational awareness and surveillance. In addition, the company received $28 million in orders from the U.S. Navy to provide SATCOM terminals on surface warships under the Commercial Broadband Satellite Program (CBSP), enabling resilient communications.
In Global Communications Solutions, the company received multiple orders totaling $24 million to deliver its Hawkeye™ III Lite Very Small Aperture Terminals (VSATs) in support of the U.S. Army's SATCOM modernization program.

Aviation Systems

	First Quarter

($ millions)	2021	2020	Change

(GAAP comparison)
Revenue	$814	$1,011	(19%)
Operating income	$128	$(177)	172%
Operating margin	15.7%	(17.5)%	3,320 bps

(Non-GAAP comparison)[4]
Revenue	$814	$1,011	(19%)
Operating income	$128	$147	(13%)
Operating margin	15.7%	14.5%	120 bps

Organic revenue[1]	$814	$888	(8.3%)

First quarter revenue decreased 19% versus prior year due to the divestiture of the airport security and automation business, COVID-related impacts in the commercial aviation business and program timing in Military Training, which also led to an 8.3% decline on an organic basis, consistent with expectations. This decline was partially offset by growth in Mission Networks, from higher FAA volume, and Defense Aviation. The first quarter increase in GAAP operating income was driven by the prior-year COVID-related impairment of goodwill and other assets, as well as operational excellence, cost management and integration benefits. Non-GAAP operating income decreased 13% to $128 million due to COVID and divestiture-related headwinds, partially offset by operational excellence, cost management and integration benefits, which led to non-GAAP operating margin expansion of 120 bps to 15.7%.
Segment funded book-to-bill was 0.84 for the quarter.
In Mission Networks, L3Harris recorded more than $125 million in orders on long-term air traffic management contracts, including the FAA Telecommunications Infrastructure (FTI) and Automatic Dependent Surveillance-Broadcast (ADS-B) programs.
In Defense Aviation, the company received a $25 million follow-on production order for fuzing and ordnance systems from the U.S. Army.

Cash and Capital Deployment

	First Quarter

($ millions)	2021	2020	Change

Operating cash flow	$661	$533	$128
Adjusted free cash flow	$630	$533	$97

In the first quarter of fiscal 2021, L3Harris generated $630 million in adjusted free cash flow and returned $909 million to shareholders through $700 million in share repurchases and $209 million in dividends.
As previously announced, the L3Harris Board of Directors approved a 20 percent increase in the company’s quarterly cash dividend rate from 85 cents per share to $1.02 per share and a new $6 billion share repurchase authorization. In addition, L3Harris signed definitive agreements to sell its Military Training, Combat Propulsion Systems and Voice Switch Enterprise-related businesses for a combined total of approximately $1.5 billion, increasing the total gross proceeds from completed and announced divestitures to approximately $2.5 billion. Each transaction is subject to customary closing conditions, including receipt of regulatory approvals, and is expected to close in the second half of 2021.

Guidance
L3Harris updated 2021 guidance as follows:
•Revenue
◦$18.5 billion - $18.9 billion, excluding effect of divestitures, up organically 3.0% - 5.0% (unchanged from previous guidance)
•Margin and earnings
◦Adjusted EBIT margin of 18.0% - 18.5% (unchanged from previous guidance)
◦Non-GAAP EPS of $12.70 - $13.00 (previous guidance of $12.60 - $13.00)
•Cash flow and capital deployment
◦Adjusted free cash flow of $2.8 billion - $2.9 billion (unchanged from previous guidance)
◦~$2.3 billion in share repurchases, excluding use of divestiture proceeds (unchanged from previous guidance)

COVID
The ongoing attempts to contain and reduce the spread of COVID, such as mandatory closures, “shelter-in-place” orders and travel and quarantine restrictions, have caused significant disruptions and adverse effects on the U.S. and global economies, such as impacts to supply chains, customer demand, international trade and capital markets. L3Harris' response has involved increasing its focus on keeping its employees safe while striving to maintain continuity of operations, meet customer commitments and support suppliers. For example, the company instituted work-from-home (for employees who are able to work remotely) and social distancing arrangements; canceled travel and external events; procured personal protective equipment for employees; implemented health screening procedures at all facilities; staggered work shifts, redesigned work stations, implemented stringent cleaning protocols and initiated more detailed safety precautions and protocols for on-site work, such as daily health assessments and mandatory face coverings, which currently remain in effect. The company has also maintained an active dialog with key suppliers and developed plans to mitigate supply chain risks. The company has allowed certain essential business travel to resume, and continues to expect to utilize a phased approach based on local conditions for transitioning employees from work-from-home arrangements to on-site work or hybrid arrangements. As COVID vaccines are being distributed and administered throughout the U.S. and global community, the company is currently facilitating the provision of vaccines to its workforce. The U.S. Government response to COVID has included identifying the Defense Industrial Base as a Critical Infrastructure Sector and enhancing cash flow and liquidity for the Defense Industrial Base, such as by increasing progress payments and accelerating contract awards. As a part of the Defense Industrial Base, these actions have enabled the company to keep its U.S. production facilities largely operational in support of national security commitments to U.S. Government customers and to accelerate payments to small business suppliers, which it expects to continue while the U.S. Government’s responsive actions remain in effect.
Although the company believes that the large percentage of its revenue, earnings and cash flow that is derived from sales to the U.S. Government, whether directly or through prime contractors, will be relatively predictable, in part due to the responsive actions taken by the U.S. Government described above, the company's commercial, international and public safety businesses are at a higher risk of adverse COVID-related impacts. For example, the severe decline in global air traffic from travel restrictions and the resulting downturn in the commercial aviation market and its impact on customer operations has significantly reduced demand for flight training, flight simulators and commercial avionics products in the company's Aviation Systems segment. As a result, the company temporarily closed some of its flight training facilities, initiated restructuring and other actions to align its resources with the outlook for the commercial aviation market (including workforce reduction and facility consolidation) and recognized $767 million of charges for impairment of goodwill and other assets and other COVID-related impacts in fiscal 2020.
The company’s 2021 guidance reflects the company’s current expectations and assumptions regarding disruptions, containment actions and other COVID-related impacts, including on the U.S. and global economies. These assumptions continue to include a measured assessment of the downturn in the commercial aerospace business and in demand for public safety solutions, as well as additional potential risks from facility shutdowns, supply chain disruptions and international activity weakness. The company’s current expectations and assumptions could change, which could negatively affect the company’s outlook. The extent of these disruptions and impacts, including on the company's ability to perform under U.S. Government contracts and other contracts within agreed timeframes and ultimately on its results of operations and cash flows, will depend on future developments, including the severity and duration of COVID-related impacts and associated containment and mitigation actions taken by the U.S. Government, state and local government officials and international governments, and consequences thereof, and global air traffic demand and governmental subsidies to airlines, all of which are uncertain and unpredictable, could exacerbate other risks described in the company’s filings with the SEC and could materially adversely impact the company’s financial condition, results of operations and cash flows.
Conference Call and Webcast
L3Harris will host a conference call today, April 30, 2021, at 8:30 a.m. Eastern Time (ET) to discuss first quarter 2021 financial results. The dial-in numbers for the teleconference are (U.S.) 877-407-6184 and (International) 201-389-0877, and participants will be directed to an operator. Please allow at least 10 minutes before the scheduled start time to connect to the teleconference. Participants are encouraged to listen via webcast, and view management’s supporting slide presentation, which will be broadcast live at L3Harris.com/investors. A recording of the call will be available on the L3Harris website, beginning at approximately 12 p.m. ET on April 30, 2021.
About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across air, land, sea, space and cyber domains. L3Harris has approximately $18 billion in annual revenue and 48,000 employees, with customers in more than 100 countries. L3Harris.com
Non-GAAP Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (“SEC”), including earnings per diluted share from continuing operations (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin and adjusted free cash flow for the first quarters of 2021 and 2020; organic revenue growth for the company, for the company's U.S. and international government businesses excluding its Commercial Aviation Solutions and Public Safety sectors, and for its Space and Airborne Systems, Communication Systems and Aviation Systems segments for the first quarter of 2021; and segment operating income and margin for the Aviation Systems segment for the first quarter of 2020; in each case, adjusted for certain costs, charges, expenses, losses or other amounts as set forth in the reconciliations of non-GAAP financial measures included in the financial statement tables accompanying this press release. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). L3Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze L3Harris business trends and to understand L3Harris performance. In addition, L3Harris may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. This press release also contains forward-looking non-GAAP financial measures, including expected EPS, adjusted EBIT margin, adjusted free cash flow and organic revenue growth for full-year 2021, but a reconciliation of forward-looking non-GAAP financial measures to comparable GAAP measures is not available without unreasonable effort because of inherent difficulty in forecasting and quantifying the comparable GAAP measures and the applicable adjustments and other amounts that would be necessary for such a reconciliation, including due to potentially high variability, complexity and low visibility as to the applicable adjustments and other amounts, which may, or could, have a disproportionately positive or negative impact on the company's future GAAP results, such as business divestiture-related gains and losses, and other unusual gains and losses, or their probable significance and extent of tax deductibility. The variability of the applicable adjustments and other amounts is unpredictable, and it is possible for them to significantly adversely impact the company’s future GAAP results.

Attachments: Financial statements (9 tables)

Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include but are not limited to: revenue, earnings per share, operating cash flow, adjusted free cash flow, net income and adjusted EBIT margin and share repurchase guidance for 2021; statements regarding confidence in delivering on guidance for 2021 and creating value for all stakeholders over the long term; statements regarding anticipated timing of closing of divestitures; statements regarding expected, potential or contingent impacts or actual, potential or contingent plans or expectations related to COVID; program, contract and order opportunities and awards and the value or potential value and timing thereof; and other statements regarding outlook or that are not historical facts. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company's consolidated results, future trends and forward-looking statements could be affected by many factors, risks and uncertainties, including but not limited to: actual impacts related to COVID; the loss of the company’s relationship with the U.S. Government or a change or reduction in U.S. Government funding; potential changes in U.S. Government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, sequestration, and cost-cutting initiatives); a security breach, through cyber attack or otherwise, or other significant disruptions of the company’s IT networks and systems or those the company operates for customers; the level of returns on defined benefit plan assets and changes in interest rates; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; changes in estimates used in accounting for the company’s programs; financial and government and regulatory risks relating to international sales and operations; effects of any non-compliance with laws; the company’s ability to continue to develop new products that achieve market acceptance; the consequences of uncertain economic conditions and future geo-political events; strategic transactions, including mergers, acquisitions, divestitures, spin-offs and the risks and uncertainties related thereto, including the company’s ability to manage and integrate acquired businesses and realize expected benefits, the potential disruption to relationships with employees, suppliers and customers, including the U.S. Government, and to the company’s business generally, and potential tax, indemnification and other liabilities and exposures; performance of the company’s subcontractors and suppliers; potential claims related to infringement of intellectual property rights or environmental remediation or other contingencies, litigation and legal matters and the ultimate outcome thereof; downturns in global demand for air travel and other economic factors impacting our commercial aviation products, systems and services business; risks inherent in developing new and complex technologies and/or that may not be covered adequately by insurance or indemnity; changes in the company’s effective tax rate; significant indebtedness and unfunded pension liability and potential downgrades in the company’s credit ratings; unforeseen environmental matters; natural disasters or other disruptions affecting the company’s operations; changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired; the company’s ability to attract and retain key employees and maintain reasonable relationships with unionized employees; risks related to the ability to realize all anticipated benefits of the L3Harris merger or the timing thereof or related to difficulties in integrating the businesses; and delays in, or failures in respect of, anticipated satisfaction of divestiture closing conditions or the ability to obtain regulatory approvals and satisfy other closing conditions in a timely manner or at all, and other potential uses of proceeds from divestitures. The declaration of dividends and the amount and timing thereof and the level and timing of share repurchases will depend on a number of factors, including the company’s financial condition, capital requirements, cash flow, results of operations, future business prospects and other factors. There can be no assurances that the company’s cash dividend rate will continue to increase or that the company will complete any or all share repurchases under the new authorization, which authorizes open market purchases, private transactions, transactions structured through investment banking institutions and any combinations thereof. The timing, volume and nature of share repurchases also are subject to business and market conditions, applicable securities laws, and other factors, and are at the discretion of the company and may be suspended or discontinued at any time without prior notice. Further information relating to these and other factors that may impact the company's results, future trends and forward-looking statements are disclosed in the company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

___________________________________________________________________________________________
1In this release, organic revenue growth excludes revenue attributable to each business divested in fiscal 2020; refer to non-GAAP financial measure (NGFM) reconciliations in the tables accompanying this press release.

2Funded book-to-bill is calculated as the value of new contract awards received from the U.S. Government, for which the U.S. Government has appropriated funds, plus the value of new contract awards and orders received from customers other than the U.S. Government, divided by revenue. This includes incremental funding and adjustments to previous awards, and excludes unexercised contract options or potential orders under indefinite delivery, indefinite quantity contracts. The funded book-to-bill ratio is considered a key performance indicator in the Aerospace and Defense industry as it measures how much backlog is utilized in a certain period (e.g., a ratio less than 1.0 would indicate that backlog is utilized at a greater rate than the amount of current period orders).

3Adjusted EBIT, adjusted EBIT margin, non-GAAP EPS and adjusted free cash flow (FCF) are NGFMs; refer to NGFM reconciliations in the tables accompanying this press release for applicable adjustments and/or exclusions and to the disclosures in the non-GAAP section of this press release for more information.

4Excludes COVID-related charges and adjustments (including impairment of goodwill and other assets related to the commercial aviation business); refer to NGFM reconciliations in the tables accompanying this press release.

Table 1
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended
(In millions, except per share amounts)	April 2, 2021	April 3, 2020

Revenue from product sales and services	$4,567	$4,626
Cost of product sales and services	(3,213)	(3,298)
Engineering, selling and administrative expenses	(801)	(812)
Business divestiture-related losses	(15)	(3)
Impairment of goodwill and other assets	(62)	(324)
Non-operating income	117	95
Interest income	3	5
Interest expense	(69)	(68)
Income from continuing operations before income taxes	527	221
Income taxes	(60)	(26)
Income from continuing operations	467	195
Discontinued operations, net of income taxes	(1)	(1)
Net income	466	194
Noncontrolling interests, net of income taxes	2	23
Net income attributable to L3Harris Technologies, Inc.	$468	$217

Net income per common share attributable to L3Harris Technologies, Inc. common shareholders
Basic
Continuing operations	$2.27	$1.00
Discontinued operations	(0.01)	—
	$2.26	$1.00
Diluted
Continuing operations	$2.25	$0.99
Discontinued operations	—	—
	$2.25	$0.99

Basic weighted average common shares outstanding	206.7	217.3
Diluted weighted average common shares outstanding	208.5	219.3

Table 2
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended
(In millions)	April 2, 2021	April 3, 2020

Revenue
Integrated Mission Systems	$1,451	$1,370
Space and Airborne Systems	1,236	1,192
Communication Systems	1,112	1,094
Aviation Systems	814	1,011
Corporate eliminations	(46)	(41)
	$4,567	$4,626

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Integrated Mission Systems	$240	$201
Space and Airborne Systems	240	221
Communication Systems	281	250
Aviation Systems	128	(177)
Unallocated corporate expenses	(40)	(25)
L3Harris Merger-related integration expenses	(21)	(31)
Amortization of acquisition-related intangibles	(164)	(145)
Business divestiture-related losses	(15)	(3)
Impairment of goodwill and other assets	(62)	(5)
Pension adjustment	(111)	(97)
Non-operating income	117	95
Net interest expense	(66)	(63)
	$527	$221

Table 3
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Quarter Ended
(In millions)	April 2, 2021	April 3, 2020

Operating Activities
Net income	$466	$194
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangibles	164	145
Depreciation and other amortization	87	85
Share-based compensation	33	16
Share-based matching contributions under defined contribution plans	57	71
Qualified pension plan contributions	(2)	(2)
Pension and other postretirement benefit plan income	(92)	(80)
Impairment of goodwill and other assets	62	324
Business divestiture-related losses	15	3
(Increase) decrease in:
Accounts receivable	213	(164)
Contract assets	(272)	(110)
Inventories	61	40
Prepaid expenses and other current assets	(85)	(29)
Increase (decrease) in:
Accounts payable	15	253
Contract liabilities	9	(47)
Other	(70)	(166)
Net cash provided by operating activities	661	533
Investing Activities
Net additions of property, plant and equipment	(64)	(48)
Other investing activities	3	(10)
Net cash used in investing activities	(61)	(58)
Financing Activities
Net proceeds from borrowings	1	245
Repayments of borrowings	(1)	(1)
Proceeds from exercises of employee stock options	10	33
Repurchases of common stock	(700)	(700)
Cash dividends	(209)	(183)
Other financing activities	(1)	(6)
Net cash used in financing activities	(900)	(612)
Effect of exchange rate changes on cash and cash equivalents	—	(24)
Net decrease in cash and cash equivalents	(300)	(161)
Cash and cash equivalents, beginning of year	1,276	824
Cash and cash equivalents, end of quarter	$976	$663

Table 4
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(In millions)	April 2, 2021	January 1, 2021

Assets
Cash and cash equivalents	$976	$1,276
Receivables	1,096	1,344
Contract assets	2,577	2,437
Inventories	904	973
Inventory prepayments	110	61
Other current assets	262	246
Assets of disposal groups held for sale	1,414	35
Property, plant and equipment	2,136	2,102
Operating lease right-of-use assets	782	766
Goodwill	18,252	18,876
Other intangible assets	7,265	7,908
Other assets	816	936
	$36,590	$36,960

Liabilities
Short-term debt	$2	$2
Accounts payable	1,373	1,406
Contract liabilities	1,189	1,198
Compensation and benefits	328	496
Current portion of long-term debt, net	12	10
Liabilities of disposal groups held for sale	173	13
Defined benefit plans	1,811	1,906
Operating lease liabilities	737	734
Long-term debt, net	7,066	6,943
Other liabilities	3,417	3,411
Equity	20,482	20,841
	$36,590	$36,960

L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of income from continuing operations per diluted common share, net income, net income margin, net cash provided by operating activities, revenue and segment operating income (loss), adjusted to exclude certain costs, charges, expenses and losses or other amounts. L3Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze L3Harris’ business trends and to understand L3Harris’ performance. In addition, L3Harris may utilize non-GAAP financial measures as guides in its forecasting, budgeting, and long-term planning processes and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted EBIT and Adjusted EBIT Margin
(Unaudited)

	Quarter Ended
(In millions)	April 2, 2021	April 3, 2020

Revenue from product sales and services (B)	$4,567	$4,626

Net income	$466	$194
Adjustments:
Discontinued operations, net of income taxes	1	1
Net interest expense	66	63
Income taxes	60	26
L3Harris Merger integration costs	21	31
Restructuring charges and other items	—	6
Amortization of acquisition-related intangibles	164	145
Additional cost of sales related to the fair value step-up in inventory sold	—	15
Business divestiture-related losses	15	3
Other divestiture-related expenses	7	—
Impairment of goodwill and other assets related to divestitures and the impacts of COVID	62	324
Total adjustments	396	614
Adjusted EBIT (A)	$862	$808
Adjusted EBIT margin percentage (A) / (B)	18.9%	17.5%

Table 6
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Income from Continuing Operations per Diluted Common Share Attributable to Common Shareholders
(Unaudited)

	Quarter Ended
	April 2, 2021	April 3, 2020

Income from continuing operations attributable to L3Harris Technologies, Inc. common shareholders	$2.25	$0.99

Adjustments:
L3Harris Merger integration costs	0.10	0.14
Restructuring charges and other items	—	0.03
Amortization of acquisition-related intangibles	0.79	0.66
Additional cost of sales related to the fair value step-up in inventory sold	—	0.07
Business divestiture-related losses	0.07	0.02
Other divestiture-related expenses	0.03	—
Impairment of goodwill and other assets related to divestitures and the impacts of COVID	0.30	1.47
Noncontrolling interests portion of adjustments	—	(0.12)
Total pre-tax adjustments	1.29	2.27
Income taxes on above adjustments	(0.36)	(0.46)
Total adjustments after-tax	0.93	1.81
Non-GAAP income from continuing operations per diluted common share	$3.18	$2.80

Table 7
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Free Cash Flow and Adjusted Free Cash Flow
(Unaudited)

	Quarter Ended
(In millions)	April 2, 2021	April 3, 2020

Net cash provided by operating activities	$661	$533
Net additions of property, plant and equipment	(64)	(48)
Free cash flow	597	485
Cash used for L3Harris Merger integration costs	33	48
Adjusted free cash flow	$630	$533

Table 8
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Organic Revenue and U.S. and International Government Revenue
(Unaudited)

	Quarter Ended April 3, 2020
(In millions)	As Reported	Adjustment (A)	Organic

Revenue from product sales and services
Integrated Mission Systems segment	$1,370	$—	$1,370
Space and Airborne Systems segment	1,192	(5)	1,187
Communication Systems segment	1,094	(13)	1,081
Aviation Systems segment	1,011	(123)	888
Corporate eliminations	(41)	—	(41)
	$4,626	$(141)	$4,485

	Fiscal Year Ended January 1, 2021
(In millions)	As Reported	Adjustment (A)	Organic

Revenue from product sales and services
Integrated Mission Systems segment	$5,538	$—	$5,538
Space and Airborne Systems segment	4,946	(7)	4,939
Communication Systems segment	4,443	(41)	4,402
Aviation Systems segment	3,448	(147)	3,301
Corporate eliminations	(181)	—	(181)
	$18,194	$(195)	$17,999

	Quarter Ended
(In millions)	April 2, 2021	April 3, 2020

Revenue from product sales and services	$4,567	$4,626
Adjustment for divestitures (A)	—	(141)
Commercial Aviation Solutions sector (B)	(93)	(180)
Public Safety sector	(90)	(115)
Other commercial revenue (C)	(210)	(208)
	$4,174	$3,982

(A) Adjustment to exclude revenue attributable to each business divested in fiscal 2020
(B) Excludes revenue from the airport security and automation business divested on May 4, 2020
(C) Excludes Commercial Aviation Solutions and Public Safety sectors

Table 9
L3HARRIS TECHNOLOGIES, INC.
CY'21 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Segment Operating Income (Loss)
(Unaudited)

	Quarter Ended April 3, 2020
(In millions)	As Reported	Adjustment (A)	Non-GAAP

Segment Operating Income (Loss)
Aviation Systems	$(177)	$324	$147
(A)Adjustments for COVID-related charges for restructuring and impairment of goodwill and other assets